Exhibit 10.12

KIN INTERINSURANCE NETWORK

Summary of Subscriber’s Agreement and Power of Attorney

Kin Interinsurance Network (“KIN”) is a reciprocal insurance exchange organized under the laws of Florida, existing for the benefit of its subscribers. As a reciprocal insurance exchange, KIN is an unincorporated association of subscribers operating through the contractual arrangements set forth in a Subscription Agreement and Power of Attorney (the “Agreement”) which all subscribers must sign. Under Florida law and pursuant to the Agreement, KIN and its subscribers appoint a third party, known as an attorney-in-fact, to manage and administer KIN’s operations and affairs on behalf of all of the subscribers.

The attached Agreement provides the terms of your relationship with KIN and appoints Kin Risk Management, LLC, a Florida limited liability company (“KRM”), as KIN’s attorney-in-fact. Please review the attached Agreement and sign below to acknowledge your intention to be legally bound by the terms and conditions of the Agreement.

A summary of certain key business provisions of the Agreement are set forth below:

Non-Assessable Policies: KIN will only issue non-assessable policies consistent with all applicable state statutes. Your liability as a subscriber of KIN is limited to the costs of your insurance including premiums and surplus contributions (described below) for your policies.

Surplus Contributions: Along with your policy premium, you will pay surplus contributions to KIN, which lower KIN’s cost of capital and allow it to offer more competitively priced insurance to its subscribers. These contributions will be collected along with your policy premium and are set at 10% of total annual insurance premium. For any given year, KRM will have the discretion to lower the required surplus contribution, based on the capital needs of KIN.

Management of KIN: You will be appointing and designating KRM to be the attorney-in-fact for KIN. KRM is a for-profit limited liability company and a wholly-owned subsidiary of Kin Insurance, Inc. (“Kin Insurance”), an independent insurance agency organized under the laws of the State of Delaware and based in Chicago, Illinois. As the attorney-in-fact, KRM will manage all of the insurance operations of KIN on behalf of you and all of the other subscribers.

Subscribers’ Advisory Committee: KIN has established a Subscribers’ Advisory Committee (“SAC”) for the benefit of its subscribers. The SAC, an advisory body selected by KRM, will oversee the finances and operations of the KIN to assure conformity with the Agreement and to exercise subscribers’ rights under Florida law and the Agreement. The SAC will provide subscribers with an avenue for expressing their thoughts in connection with the operation of KIN. KIN will indemnify SAC members for, and you will agree not to sue them in connection with, their service on the SAC. You can learn more about the powers, duties and composition of the SAC and its members by visiting www.kin.com/sac.

Management Compensation: In exchange for services rendered, KIN will compensate KRM as follows: (a) 17% of annual gross earned premiums for marketing and underwriting services, and (b) 5% of annual gross earned premiums for claims management. KRM is authorized to utilize KIN’s funds to pay KIN’s expenses, including the cost of any director and officer liability insurance coverages for KRM and members of the SAC. These compensation arrangements are governed by the AIF Agreement available at www.kin.com/legal.

Subscriber Savings Accounts: KIN conducts its operations for the benefit of its subscribers and, as a result, it may, in its discretion, allocate underwriting profits or surplus growth to its subscribers. To this end, KIN shall establish Subscriber Savings Accounts (“SSAs”) for each active subscriber of KIN. SSAs are notional accounts held for active subscribers. To the extent that KIN determines to return to its subscribers any underwriting profits or any surplus growth in years without underwriting profit, such amounts will be allocated to subscribers’ SSAs. Any such distributions will be subject to KIN’s performance, its ability to pay claims, and its overall financial strength. Funds may be allocated to SSAs subject to the prior written approval of the Florida Office of Insurance Regulation. Unlike surplus contributions, KIN subscribers should expect a return of their ending SSA balance upon their full withdrawal from KIN membership. For more information, visit www.kin.com/legal.

The above is only a summary of certain of the provisions Agreement and does not purport to describe all of the terms of the Agreement. The summary is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto. You are urged to read the Agreement in its entirety because it is the primary legal document that governs your contractual relationship with KIN.

By signing below you agree, among other things, to become a subscribers of KIN, to appoint KRM as KIN’s attorney-in-fact and to be legally bound by the terms and conditions of the Agreement.

Due to the nature of KIN’s structure, your insurance policy cannot become effective without a signed Agreement. If you fail to sign, KIN reserves the right to terminate your coverage.

By:
Name:
Date:

Receipt Acknowledged:

Kin Interinsurance Network

/s/ Angel Conlin

By:	Angel Conlin, Chief Executive Officer

KIN INTERINSURANCE NETWORK

SUBSCRIBER’S AGREEMENT AND POWER OF ATTORNEY

The subscriber to the Kin Interinsurance Network, a reciprocal insurance exchange organized under the laws of Florida (“KIN”), by signing the summary and cover letter attached hereto (the “Subscriber”) agrees with all other subscribers to KIN, and with Kin Risk Management, LLC, a Florida limited liability company (“KRM”), as the attorney-in-fact for KIN, as follows (this “Agreement”):

1. Power of Attorney.

1.1 Designation. The Subscriber hereby appoints KRM as the Attorney-In-Fact for KIN with the express power, authority, and permission to effectuate and conduct the lawful business affairs of KIN. This authority includes the ability to carry out all customary functions of a reciprocal insurance company, including but not limited to the following responsibilities: (a) exchange, with other subscribers to KIN, any and all kinds of reciprocal insurance contracts, which KIN is authorized by law to write; (b) issue, exchange, renew, non-renew, cancel or modify insurance policies; (c) act as intermediary to obtain reinsurance; (d) appear for, compromise, prosecute, adjust, settle, defend, litigate, appeal, and pay claims or losses under the insurance policies of subscribers; (e) accept service of process on behalf of KIN in actions against KIN upon contracts exchanged; (f) open accounts and borrow money in the name of KIN; (g) hire and compensate personnel and agents; (h) collect premiums and invest and reinvest funds; (i) receive notices and proof of loss; (j) administer subscriber accounts, including their respective Subscriber Savings Accounts, if applicable, including allocations thereto and distributions therefrom; and (k) to conduct the business and affairs of KIN as set forth herein, in the organizational documents of KIN, and the AIF Agreement between KIN and KRM (the “AIF Agreement”).

1.2 Limited Power of Attorney. Under applicable law, this power of attorney may: (a) provide for the right of substitution of the attorney and revocation of the power of attorney and rights thereunder; (b) impose such restrictions upon the exercise of the power as are agreed upon by the subscribers; (c) provide for the exercise of any right reserved to the subscribers directly or through their advisory committee; and (d) contain other lawful provisions deemed advisable. This power of attorney is limited to the purposes described in this Agreement.

1.3 Offices of Attorney-In-Fact. The KRM offices will be the same as the principal office of KIN, located at 415 1st Avenue, St. Petersburg, Florida 33701. The offices of KIN or KRM may be changed in compliance with the requirements of the laws of the State of Florida and the Subscriber will be promptly notified of any such change of office location and when any such change shall be effective.

1.4 AIF Agreement. The AIF Agreement between KIN and KRM, which establishes KRM as the attorney-in-fact for KIN, is incorporated herein by reference and a copy of the AIF Agreement shall be available for review at www.kin.com/legal, or upon request from KRM.

2.  Compensation of KRM.

2.1 Fees for Services. In consideration for the services provided to KIN and under the terms of the AIF Agreement, KRM will be compensated as follows: (a) for underwriting and marketing management services provided to KIN, KRM will receive as compensation an amount equal to 17 percent (17%) of annual gross earned premium; and (b) for services provided in the servicing and management of claims, KRM will receive as compensation an amount equal to five percent (5%) annual gross earned premium. KRM will refund to KIN any unearned subscribers fees on a pro-rata basis for cancelled policies.

2.2 Adjustments and Modifications. KRM’s total compensation, as set forth in greater detail in the AIF Agreement, may be revised or modified at any time, subject to the prior written approval of the Florida Office of Insurance Regulation. However, the underwriting and marketing fees shall never be below 10% or above 20% of annual gross premium. Any changes to the percentages in this Section 2.2 are subject to the prior written approval of the Florida Office of Insurance Regulation and, if approved, will be disclosed to you in writing.

2.3 Expenses. Kin Insurance will be liable, and will reimburse KRM on demand, for losses, loss adjustment expenses, investment expenses and other expenses attributable to the operations of Kin Insurance.

3. Exchange of Policies: The Subscriber hereby offers and agrees to exchange policies with the other KIN subscribers. The Subscriber understands and agrees that the reciprocal insurance contracts to be exchanged hereunder are non-assessable, consistent with section 629.261, Florida Statutes, thereby limiting the liability of the Subscriber to KIN to the costs associated with the policies of insurance only.

4. Subscribers’ Advisory Committee:

4.1 Formation and Role of SAC. The Subscriber understands that KIN and KRM have established a Subscribers’ Advisory Committee (the “SAC”) pursuant to section 629.201, Florida Statutes, to exercise any rights reserved to subscribers and assist KRM in supervising the operations of KIN. The duties and powers of the SAC, which are available for review at www.kin.com/sac (or upon request), are contained within the Subscribers’ Advisory Committee Charter (“SAC Charter”). The Subscriber understands and agrees that the powers of the SAC are limited to those enumerated in the SAC Charter. Members of the SAC are selected annually by KRM and the Subscriber agrees that the SAC shall (a) have only the enumerated responsibilities specifically assigned to it, (b) exercise the rights of all subscribers of KIN, and (c) consist of at least two-thirds current insured subscribers of KIN who are independent of the attorney-in-fact for KIN. The Subscriber understands and agrees that the Subscriber is not entitled to directly participate in the management of KIN unless such Subscriber is a member of the SAC.

4.2 Supervisory Powers of SAC. The Subscriber agrees that the SAC will supervise the finances and operations of KIN to the extent as is necessary to assure conformity with this Agreement and the AIF Agreement. The SAC also shall procure, at the expense of KIN, an audit of the accounts and records of KIN and KRM.

4.3 Indemnification of SAC Members. To the extent permitted by law, the Subscriber agrees that KIN shall defend and hold harmless each and every member of the SAC from and against any liability that may arise from, or is in any way connected with, such member’s participation on the SAC. This hold harmless provision does not apply where the member acted with criminal intent or reckless disregard in the performance of his or her duties as a member of the SAC. The Subscriber also agrees that such Subscriber will not sue or name in any action or affirmative defense any SAC member or the SAC for actions arising from, or is in any way connected with, such member’s participation on the SAC.

5. Surplus Contributions.

5.1 Policy Premium and Surplus Contributions. The Subscriber agrees to pay his or her policy premium when due and, in addition, to make a contribution to KIN’s surplus in the amounts and during the period of time set forth in 5.2 below (the “Surplus Contribution”). The Subscriber understands and agrees that the amounts paid as Surplus Contributions will be credited as policyholder surplus for the benefit and protection of all KIN subscribers and that Surplus Contributions made to KIN are not premiums for insurance.

5.2 Timing and Amounts of Surplus Contributions. The Surplus Contributions are payable to KIN on or prior to the initial effective date of the Subscriber’s coverage and within 30 calendar days of the effective date of all endorsements generating an additional premium. The Surplus Contributions shall be paid at no greater than the following rates (and may be charged at a lower rate, or not at all, in the discretion of KRM): 10% of total annual insurance premiums.

The possibility of future Surplus Contributions, if any, will be determined by the SAC. In the event the SAC determines that additional Surplus Contributions will be required of subscribers, KIN will notify the Subscriber in advance and such additional Surplus Contributions will only be due for policies that the Subscriber elects to renew.

5.3 Purpose of and Limitation on Return of Surplus Contributions. The Subscriber understands and agrees that the amounts paid as Surplus Contributions will be credited as policyholder surplus for the benefit and protection of all KIN subscribers, are not premiums for insurance, and may only be returned in limited circumstances. The Subscriber further understands and agrees that the ability of KIN to return Surplus Contributions to its subscribers is subject to the provisions of this Agreement and is limited by law. Upon the issuance of an insurance policy, or other confirmation of coverage by KIN, the return of Surplus Contributions can occur only with the approval of KRM and the Florida Office of Insurance Regulation, and as set forth in this Agreement. In the event of a mid-term policy cancellation, KRM will return any Surplus Contributions (without interest) applicable to the cancelled policy term, pro-rated based on the fraction of the policy term that has elapsed and subject to the restrictions set forth in Section 6 hereof and any applicable law. All other Surplus Contributions, including those made for previous policy terms, will be retained by KIN for the benefit of all remaining subscribers. The Subscriber understands and agrees that any other return of Surplus Contributions will be subject to the approval of KRM, the Florida Office of Insurance Regulation, and the restrictions set forth in Section 6 hereof.

6. Subscriber Savings Accounts. KRM intends to operate KIN for the benefit of all of its subscribers and will maintain separate individual Subscriber Savings Accounts (“SSAs”) for each subscriber. In years in which KIN achieves operating profit and surplus growth, after accounting for paid losses, loss reserves and operating and policy acquisition expenses, KRM, in its discretion, may credit your SSA with a portion of the amount of KIN’s growth in surplus for a fiscal year. Any such credit will be made pro rata, based on the Subscriber’s earned premium for such year. The Subscriber understands and agrees that (a) any contributions to be made to a Subscriber’s SSA are based on KIN’s overall results, not the results of any individual subscriber; and (b) any and all such funds allocated to the Subscriber would be considered part of KIN’s surplus and KRM would be authorized to use any and all such funds to pay any unsatisfied obligations of KIN. As set forth in this Agreement, the Subscriber may be eligible for a distribution from its SSA (y) at such time when the Subscriber is no longer insured by KIN, or (z) at such other times, in determined by KRM in its discretion, subject to the approval of the SAC. In order to avoid any impairment to the surplus of KIN, KRM, subject to the approval of the SAC, retains the right to limit the distribution from the SSAs to subscribers whose coverage has been terminated. Furthermore, any payment or allocation to an SSA would be subject to the approval of the Florida Office of Insurance Regulation.

7. Limitations on Distributions of Surplus Contributions and SSAs. No payment of a returned Surplus Contribution or a distribution of SSA funds (together, a “Surplus Distribution”) will be made if such payment could risk the financial impairment of KIN. Surplus Distribution payments may be delayed if, as determined by KRM, the total amount of such payments to all applicable subscribers to KIN, within the preceding 12 months, would exceed the lesser of: (a) ten percent (10%) of the total surplus of KIN calculated as of the immediately preceding December 31, or (b) the total net income of KIN before savings allocations and federal income taxes for the calendar year ended as of the immediately preceding December 31. If payment to any subscriber would be delayed pursuant to the requirements set forth in this Section 7, the total amount which may be paid to all subscribers will be paid pro rata to each such subscriber who meets the conditions to receive a Surplus Distribution on an equitable basis as determined by KRM in its sole and absolute discretion and as allowed by applicable law. Any payments delayed pursuant to the requirements set forth in this Section 7 will be paid as soon as possible when payment can be made in compliance with this Section 7 and the requirements of the Florida Office of Insurance Regulation. If this Section 7 is found to conflict with other terms of this Agreement, this Section 7 supersedes all other terms and conditions of this Agreement.

8. Return of Surplus upon Liquidation. The Subscriber understands and agrees that, in accordance with Section 629.281, Florida Statutes, upon the liquidation of KIN, the assets of KIN remaining after discharge of its indebtedness and policy obligations, the return of any contributions of KRM or other persons to its surplus made as provided in Section 629.161, Florida Statutes, and the return of any unused premium, savings, or credits then standing on SSAs shall be distributed to its subscribers who were such within the 12 months prior to the last termination of its certificate of authority, according to such reasonable formula as the Florida Office of Insurance Regulation approves.

9. Rejection of Coverage. The Subscriber understands and agrees that KIN has an obligation to its subscribers to maintain strict eligibility and underwriting requirements. KIN has the right to reject any application for insurance, including this Agreement, and the offer of payment of premium and Surplus Contribution. If such a rejection of coverage occurs after receipt of the Surplus Contribution by KIN, the Surplus Contribution will be returned to the Subscriber, without payment of interest. An existing subscriber applying for additional lines of coverage is not guaranteed acceptance for those new lines of coverage.

10. Termination: This Agreement may be terminated at any time, by the Subscriber or KRM, by terminating all insurance policies issued to the Subscriber, subject to applicable policy provisions and applicable law. Upon the termination of all insurance policies issued to the Subscriber, subject to the approval of the Florida Office of Insurance Regulation and as otherwise set forth in this Agreement, the balance remaining in your SSA or eligible Surplus Contribution, after allocation of expenses and claims, will be returned to the Subscriber within six months thereafter. In the event that that the Subscriber should cease to maintain insurance with KIN, regardless of whether such insurance is cancelled, rescinded or non-renewed for any reason, you will lose all rights as a subscriber to KIN.

11. Acknowledgement of Receipt of Documents. The Subscriber hereby acknowledges and confirms receipt of, and represents and warrants to KIN and KRM that the Subscriber has read and fully understands, the SAC Charter and the AIF Agreement prior to executing this Agreement.

12. Binding Agreement. This Agreement will be accepted by KRM upon receipt of the Subscriber’s executed signature on the cover page. The Subscriber agrees that this Agreement, including the power of attorney set forth herein, will apply to all insurance policies for which the Subscriber has applied, or will apply, with KIN. The subscriber further agrees and understands that upon acceptance of this Agreement by KRM, the terms and conditions of each of this Agreement, the SAC Charter, and the AIF Agreement will be valid and binding upon KRM, the Subscriber, and each of the parties’ respective personal representatives, administrators, successors, and assigns, as indicated by the Subscriber’s signature on the cover page.

13. General Provisions.

13.1 Governing Law. This Agreement and all matters relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of the conflict of laws or the rules thereof that might require the application of the laws of another jurisdiction.

13.2 Limitation of Actions. Absent a finding of criminal or willful misconduct or recklessness and except for legal actions that may arise directly from the Subscriber’s insurance policy(ies) or legal actions to enforce this contract, the Subscriber agrees that KIN will not be sued or named in any action or affirmative defense by the Subscriber.

13.3 Rules of Construction. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. Any capitalized terms used in any attachment to this Agreement but not otherwise defined therein shall have the meanings as defined in this Agreement.

[End of Agreement]